EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 16, 2003 relating to the financial statements, which appears in the Annual Report of the Lear Corporation Hourly Retirement Savings Plan (the “Plan”) on Form 11-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
September 10, 2003